As filed with the Securities and Exchange Commission on February 15, 2013

Registration No. 333-175381

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

To

Form F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YM BIOSCIENCES INC.

(Exact name of Registrant as specified in its charter)

Nova Scotia	2836	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

Suite 400, Building 11, 5045 Orbitor Drive, Mississauga, Ontario, Canada, L4W 4Y4; telephone (905) 629-9761

(Address and telephone number of Registrant’s principal executive offices)

Brett A. Pletcher, Esq.

Senior Vice President and General Counsel

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

(650) 574-3000

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copy to:

Denny Kwon

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

One Market Street, Spear Tower

Suite 3300

San Francisco, CA 94105

(415) 947-2000

Approximate date of commencement of proposed sale to the public:

The Registrant is hereby amending this Registration Statement to deregister all securities previously registered pursuant to this Registration Statement which remain unsold.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒ at some future date (check appropriate box below)

1.	☒ pursuant to Rule 467(b) on February 22, 2013 at 9:00 AM (designate a time not sooner than seven calendar days after filing).
2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form F-10 (No. 333-175381) initially filed with the Securities and Exchange Commission (the “Commission”) by YM BioSciences Inc. (the “Registrant”) on July 6, 2011, as amended by pre-effective Amendment No. 1 thereto filed with the Commission on July 14, 2011 (the “Registration Statement”), pertaining to the registration of offers and sales by the Registrant of a maximum aggregate offering amount of U.S.$125,000,000, consisting of common shares, without nominal or par value (“Common Shares”) (the “Securities”).

On February 9, 2013, Gilead Sciences, Inc., a Delaware corporation (“Gilead”) completed its acquisition of the Registrant pursuant to an Arrangement Agreement, dated as of December 12, 2012, among Gilead, 3268218 Nova Scotia Limited, a company incorporated under the laws of Nova Scotia and wholly-owned subsidiary of Gilead, and the Registrant.

As a result of the consummation of the acquisition, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. This Post-Effective Amendment No. 1 amends the Registration Statement to remove from registration all of the Securities previously registered by the Registration Statement which remain unsold as of the effective time of the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-10 to be signed on its behalf by the undersigned, thereunto duly authorized, in Foster City, California, on this 15th day of February, 2013.

YM BIOSCIENCES INC.

By:	/s/ Brett A. Pletcher
Name: Brett A. Pletcher
Title: President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form F-10 has been signed by the following persons in the capacities indicated and on the date listed below:

SIGNATURE	TITLE	DATE

/s/ Brett A. Pletcher	President, Secretary and Director	February 15, 2013
Brett A. Pletcher	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ John F. Milligan, Ph.D.	Director	February 15, 2013
John F. Milligan, Ph.D.

/s/ Robin L. Washington	Director	February 15, 2013
Robin L. Washington

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-10 to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on February 15, 2013.

YM BIOSCIENCES USA INC.

By:	/s/ Brett A. Pletcher
Name: Brett A. Pletcher
Title: Chief Executive Officer